EXHIBIT 10.32

MADISON GAS AND ELECTRIC COMPANY

DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective January 1, 2016

MADISON GAS AND ELECTRIC COMPANY

DEFINED CONTRIBUTION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.

Purpose. The purpose of this MADISON GAS AND ELECTRIC COMPANY Defined Contribution Supplemental Executive Retirement Plan (hereinafter, the “Plan”) is to provide a select group of management and highly compensated employees of Madison Gas and Electric Company (“MGE” or “Company”) and its selected subsidiaries and/or affiliates, with enhanced and supplemental retirement benefits.  It is intended that this Plan, by providing these supplemental retirement benefits, will assist the Company in retaining and attracting individuals of exceptional ability by providing them with these benefits.

1.2.

Effective Date.  The Plan shall be effective as of  January 1, 2016.

1.3.

Plan Type.  For purposes of §409A, this Plan shall be considered a nonelective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(B), or as otherwise provided by the Code.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.

Account.  “Account” means the account maintained on the books of the Company used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

2.2.

Annual SERP Contribution.  “Annual SERP Contribution” means the Company contribution credited to a Participant’s Account as described under Section 4.2, below.

2.3.

Beneficiary.  “Beneficiary” means the person(s) designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant’s death.

2.4.

Board.  “Board” means the Board of Directors of the Company.

2.5.

Cause.  “Cause”, “For Cause”, or other similar term means “cause” as defined in the Participant’s employment agreement, or in the absence of such definition, shall mean the Participant’s:  (i) continued failure to obey reasonable instructions of the person(s) to whom the Participant reports; (ii) continued neglect of duties and responsibilities;  (iii) willful misconduct or other actions in bad faith which are to the Company’s detriment;  (iv) breach of any material covenant with the Company by which employee is bound, including without limitation any confidentiality, intellectual property or non-solicitation agreements with the

Company (including without limitation the provisions contained herein), or (v) violation of any provision of the Company’s written code of conduct.

2.6.

Change in Control.  “Change in Control” means the definition of Change in Control as provided in the Participant's Key Employee Severance Agreement, as amended from time to time.

2.7.

Code.  “Code” means the Internal Revenue Code of 1986, as may be amended from time to time.  Any reference in this Plan to “applicable guidance,” or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.8.

Company.  “Company” means MADISON GAS AND ELECTRIC COMPANY, a Wisconsin based company, and any directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business thereof.

2.9.

Compensation.  “Compensation” means the annualized compensation for a participant as set forth in Participation Agreement.  Compensation for each successive year means the annualized, projected rate of compensation using the Compensation Scale set forth in the Participation Agreement.

2.10.

Contribution Percentage.  “Contribution Percentage” means the percentage applied to a Participant’s Compensation, based on Years of Participation, to determine the amount of Annual SERP Contribution credited to a Participant’s Account as set forth in the Participant’s Participation Agreement.

2.11.

Determination Date.  “Determination Date” means the last day of each calendar year, or the date of a Participant's Separation from Service.

2.12.

Disability.   “Disability” means a physical or mental condition whereby the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

2.13.

Interest.  “Interest” means the amount credited to a Participant’s Account on each Determination Date which shall be as set forth in the Participant's Participation Agreement.

2.14.

Participant.  “Participant” means any employee of the Company who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and is credited with a Contribution under this Plan in accordance with Article 4, below.  Such individual shall remain a Participant in this Plan for the period of deferral and until such time as all vested benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.15.

Participation Agreement.  “Participation Agreement” means the supplement to this Plan prescribed by the Company and signed by the Participant, indicating the Company Contributions to be made to the Participant’s Account under this Plan, and any additional terms or conditions established by the Company in its sole discretion.

2.16.

Plan.  “Plan” means this Madison Gas and Electric Company Defined Contribution Supplemental Executive Retirement Plan as amended from time to time.

2.17.

Separation from Service.  “Separation from Service”, “termination of employment”, or other similar term means the Participant’s “separation from service” with the Company, for any reason, within the meaning of Section 409A of the Code, and Treas. Reg. §1.409A-1(h) and other applicable guidance.

2.18.

Specified Employee  "Specified Employee" means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company and its subsidiaries, as defined in the regulations issued under Code Section 409A, as determined in accordance with the procedures established by the Company.

2.19.

Year(s) of Participation.   “Year(s) of Participation” means the number of consecutive twelve (12) month periods of service with the Company commencing with the effective date of the Participant's Participation Agreement.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.

Eligibility.  Eligibility to participate in the Plan shall be limited to those employees of the Company that are designated by the Board and, within the group of select key employees of the Company who make up a group of management or highly compensated employees consistent with maintaining this Plan as an Unfunded Plan as provided in Section 10.1.

3.2.

Participation.  An employee’s participation in the Plan shall be effective upon the employee first becoming eligible to participate, and the completion and submission of any forms deemed necessary by the Company, including but not limited to, a Participation Agreement.

ARTICLE IV - DEFERRED ACCOUNT

4.1.

Annual SERP Contributions.  The Annual SERP Contribution shall be determined by the Company and shall be equal to the Participant’s Compensation, as stated in the Participant's Participation Agreement, projected from initial participation in this Plan for the then current year and multiplied by the Contribution Percentage as set forth in the Participation Agreement.  A Participant must be employed by the Company in the calendar year that any Contributions are credited to the Participant’s Account.

4.2.

Account.  Annual SERP Contributions and Interest shall be credited to the Participant’s Account.  This Account shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.3.

Timing of Credits; Withholding.  Any Annual SERP Contributions shall be credited to the Participant's Account as provided in Section 4.2 and 4.3.  Any withholding of taxes or other amounts with respect to deferred Compensation that is required by local, state or federal law shall be withheld in accordance with applicable law from the Participant’s non-deferred Compensation to the maximum extent possible, and any remaining amount shall reduce the Participant's Account.

4.4.

Determination of Account.  Each Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

(a)

Annual SERP Contributions.  Each Account shall be increased by any Annual SERP Contributions credited since such prior Determination Date as set forth above in sections 4.2 or as otherwise directed by the Company.

(b)

Distributions.  Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date.

(c)

Interest.  As of each Determination Date, each Account shall be increased by the Interest credited to such Account based on the value of the Account balance as of the most recent Determination Date.  If a Determination Date occurs within one year from the most recent Determination Date, such interest shall be prorated based on the full months of employment during such period.

4.5.

Vesting of Account.  Unless otherwise set forth in the Participant's Participation Agreement, and subject to the provisions of Section 5.6, below, each Participant shall be vested in the amounts credited to such Participant’s Account and Interest thereon upon the earliest of the following:

(a)

Upon the completion of five (5) Years of Participation;

(b)

Death;

(c)

Disability; Or

(d)

Change in Control.

ARTICLE V – PAYMENT OF BENEFITS

5.1.

Normal Payment.  Unless otherwise provided by the Company in writing prior to the commencement of participation, the vested portion of a Participant’s Account shall be distributed to the Participant as of the first of the month next following the later to occur of: (i) attaining age 60 or (ii) Participant’s Separation from Service with the Company.  Except as modified by Section 5.4, below, distribution of the vested portion of a Participant’s Account shall commence as soon as practical after such date, and shall be made in the form set forth in section 5.5, but in no event later than ninety (90) days following the later of (i) or (ii) above.

5.2.

Death Benefit.  Upon the death of a Participant prior to the commencement of benefits under this Plan or after commencement but prior to the complete payment from the Account, the Company shall pay to the Participant’s Beneficiary an amount equal to the remaining unpaid vested Account balance in the form of a lump sum payment as soon as practical following the Participant’s death.

5.3.

Disability.  In lieu of any other benefit hereunder, if a Participant suffers a Disability before the commencement of benefits under this Plan, the Participant's Account will be paid in a lump sum as soon as practical after such determination of Disability.

5.4.

Payments to Specified Employees.  Notwithstanding anything else to the contrary, payments of benefits from the Account under Section 5.1, caused by a Separation from Service and made to a Participant who is determined to meet the definition of Specified Employee at the time of such Separation from Service shall commence no earlier than six (6) months following the Separation from Service with the Company.

5.5.

Form of Payment.  The Account shall be paid in the form of a 20-year certain annuity, as determined by the Company in its sole discretion using the actuarial and financial assumptions set forth in the Participation Agreement.  Interest on the unpaid balance shall continue to accrue until all amounts are paid.

5.6.

Forfeiture.  Notwithstanding anything else to the contrary, a Participant’s benefits under this Plan shall be forfeited in the event that a Participant is terminated for Cause.  Further, if at any time following the Separation from Service or the commencement of benefits under this Plan, the Company learns that the Participant engaged in conduct that would have constituted Cause had it been known by the Company prior to such Separation from Service or commencement of benefits, then any unpaid benefit under this Plan shall be forfeited and the Company will have no further liability to the Participant under this Plan.

5.7.

Withholding; Payroll Taxes.  The Company shall withhold from any payment made pursuant to this Plan any taxes or other withholdings required to be withheld from such payments under local, state or federal law.  The Company may accelerate payment of all or a portion of the Participant's Account to pay any taxes imposed under the Federal Insurance Contributions Act (FICA).  The Company shall not have any liability to the Participant with respect to withholdings.

5.8.

Small Account.   If the Participant's vested, unpaid Account balance as of the time the payments are to commence is less than $50,000, the unpaid, vested Account shall be paid in a lump sum.

5.9.

Payment to Guardian.  If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Company may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The Company may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

5.10.

Effect of Payment.  The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

5.11.

Payments Upon Inclusion Under § 409A.  The Company may accelerate the time or schedule of a payment to a Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Code Section 409A.  Such payment shall not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.

Beneficiary Designation.  Each Participant shall have the right, at any time, to designate one (1) or more Beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s vested Account balance.  Each Beneficiary designation shall be in a written form prescribed by the Company and shall be effective only when filed with the Company during the Participant’s lifetime.

6.2.

Changing Beneficiary.  Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Company.

6.3.

No Beneficiary Designation.  If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant predeceases the Participant or dies before complete distribution of the Participant’s benefits, the Participant’s benefits under this Plan shall be payable to the Participant’s surviving spouse, if any, or then to the Participant’s estate.

6.4.

Effect of Payment.  Payment to the Beneficiary or the Participant’s estate shall completely discharge the Company’s obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.

Company; Duties.  This Plan shall be administered by the Company.  The Company (or its delegates) shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration.

7.2.

Agents.  The Company may, from time to time, employ agents, including employees of the Company, and delegate to them such administrative or other duties as are required under the

Plan and as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3.

Binding Effect of Decisions.  The decision or action of the Company with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.

Claim.   Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as "Claimant"), or requesting information under the Plan shall present the request in writing to the Company, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim (or no later than forty-five (45) days after receiving the initial claim regarding a Disability under this Plan).

8.2.

Denial of Claim.  If the claim or request is denied, the written notice of denial shall state:

(a)

The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b)

A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

(c)

An explanation of the Plan's claim review procedure.

8.3.

Review of Claim.  Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) may request a review by notice given in writing to the Company.  Such request must be made within sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days (or one hundred and eighty (180) days in the event of a claim regarding a Disability) after receipt by the Company of Claimant's claim or request.  The claim or request shall be reviewed by the Company which may, but shall not be required to, grant the Claimant a hearing.  On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4.

Final Decision.  The decision on review shall normally be made within sixty (60) days (or forty-five (45) days in the event of a claim regarding a Disability) after the Company's receipt of claimant's claim or request.  If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days (or ninety (90) days in the event of a claim regarding a Disability).  The decision shall be in writing and shall state the reasons and the relevant Plan provisions.  All decisions on review shall be final and bind all parties concerned.

8.5.

Claims Procedures Mandatory.  The internal claims procedures set forth in this Section 8 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 8, the denial of the claim shall become final and binding on all persons for all purposes.  Upon completion of these procedures, the Claimant may request judicial review of the final decision on the claim. Any action brought by, or on behalf of, a Claimant for Plan benefits must be filed not later than 12 months after completion of the Plan's claims procedures.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.

Amendment.  The Company, acting through the Board or the Board’s authorized delegate(s), may at any time amend the Plan in whole or in part by written instrument, notice of which is given to all Participants and to any Beneficiary receiving installment payments, provided, however, that no amendment shall reduce the vested amount accrued in any Account as of the date such notice of the amendment is given.  Notwithstanding the foregoing or any provision of the Plan to the contrary, the Company may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action, to the extent necessary or advisable to conform the provisions of the Plan with Section 409A of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of a Participant under the Plan. Termination of this Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A.

9.2.

Termination of the Plan.  The Board may, in its sole discretion, terminate the entire Plan, and require distribution of all benefits due under the Plan or portion thereof, provided that:

(a)

The termination of the Plan does not occur proximate to a downturn in the financial health of the Company;

(b)

The Company also terminates all other plans or arrangements which are considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), or as otherwise provided by the Code, as this Plan;

(c)

No payments made in connection with the termination of the Plan shall occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination;

(d)

All payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date;

(e)

The Company does not establish a new plan of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i), within 3 years following the Plan termination date; and,

(f)

The Company meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

ARTICLE X - MISCELLANEOUS

10.1.

Unfunded Plan.   This Plan is an unfunded and unsecured plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.

Trust.  The Company has entered into an agreement ("Trust Agreement") with U.S. Bank, N.A., pursuant to which U.S. Bank, N.A., will serve as the trustee under an irrevocable trust ("Trust") to be used in connection with the Plan.  The Company intends to make contributions to the Trust which will be held by the Trust and distributed in accordance with the terms of the Plan and the Trust Agreement.  The Trust is intended to be a rabbi trust and the assets of the Trust shall at all times be subject to the claims of the Company's general creditors. Notwithstanding the existence of the Trust, the Plan is intended to be "unfunded" for purposes of ERISA and shall not be construed as providing income to Participants prior to the date that amounts deferred under the Plan are paid.

10.3.

Section 409A of the Code.  The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.

10.4.

Company Obligation.  The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company with respect to the deferred Compensation receivable from, and contributions by, the Company and shall not be an obligation of another company.

10.5.

Unsecured General Creditor.  Neither the Company nor this Plan gives the Participant any beneficial ownership interest in any assets of the Company.  To the extent that any Participant or Beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and Beneficiary shall at all times have the status, of a general unsecured creditor of the Company.

10.6.

Nonalienation/Nonassignability.  Except as may be required by law, neither the Participant nor any Beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or Beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or Beneficiary hereunder, nor shall the Participant’s or Beneficiary’s rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or Beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or Beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any Beneficiary, or any legal process.

10.7.

Not a Contract of Employment.  This Plan shall not constitute a contract of employment between Company and the Participant.  Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

10.8.

Protective Provisions.  A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

10.9.

Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the State of Wisconsin, without regard to conflicts of laws principles, except as preempted by federal law.

10.10.

Validity.  If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11.

Notice.  Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered, sent by registered or certified mail or recognized overnight delivery service, or by electronic communication.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the third business day following the date shown on the postmark on the receipt for registration or certification.  Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Company’s records.

10.12.

Successors.  The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

Madison Gas and Electric Company

BY:

/s/ Gary J. Wolter

Gary J. Wolter

Chairman, President and CEO

DATED:  5/13/16